Exhibit 99.1

NEWS RELEASE – February 14, 2006	Deere & Company
One John Deere Place
For more information:	Moline, IL 61265 USA
Ken Golden	Telephone: (309) 765-8000
Director, News and Information	www.deere.com
309-765-5678

DEERE DELIVERS FIRST-QUARTER EARNINGS OF $236 MILLION

•                  Earnings per share increase 11 percent.

•                  Construction equipment and commercial and consumer sectors pace quarterly improvement.

•                  Global farm fundamentals remain generally solid.

•                  Continued progress in asset efficiency demonstrated.

MOLINE, Illinois (February 14, 2006) — Deere & Company today announced worldwide net income of $235.9 million, or $0.99 per share, for the first quarter ended January 31, compared with $222.8 million, or $0.89 per share, for the same period last year.

Worldwide net sales and revenues increased 7 percent to $4.202 billion for the first quarter compared with $3.935 billion a year ago. Net sales of the equipment operations were $3.691 billion for the quarter, compared with $3.526 billion last year.

Positive customer response to Deere’s advanced product lineup and a continuing focus on operating efficiency are helping drive the company’s results, noted Robert W. Lane, chairman and chief executive officer. “We’re continuing to attract new customers worldwide, who value the productivity and precision that our offerings deliver,” he said. “At the same time, our rigorous management of operating costs and asset levels is helping sustain strong financial performance.”

Summary of Operations

Excluding the effect of currency translation and price changes, worldwide equipment sales were up 4 percent for the quarter. On a reported basis, equipment sales in the U.S. and Canada increased 9 percent for the quarter. Outside the U.S. and Canada, sales increased by 1 percent excluding currency translation but were down 5 percent as reported.

Deere’s equipment divisions had operating profit of $261 million for the quarter, compared with $262 million last year. Operating profit was negatively affected by lower manufacturing volumes and the expensing of stock options. These items were mostly offset by higher shipments, improved price realization and lower retirement benefit costs.

Trade receivables and inventories at the end of the quarter were $5.911 billion, or 30 percent of previous 12-month sales, compared with $5.934 billion, or 32 percent of sales, a year ago.

Financial services reported net income of $96.6 million for the quarter versus $88.1 million last year. This included $12.0 million for the company’s discontinued health-care operations, versus $7.8 million last year. Financial services had higher income from continuing operations primarily due to growth in the credit portfolio, partially offset by lower financing spreads and a higher provision for credit losses.

Company Earnings Outlook

Company equipment sales are projected to increase by 3 to 5 percent for full-year 2006 and to be flat to up 2 percent for the second quarter. Consistent with ongoing asset-management initiatives, production levels are expected to be down about 4 percent for the year and down about 9 percent in the second quarter. Based on the above, net income is forecast to be around $1.7 billion for the year and in a range of $725 million to $750 million for the second quarter.

Deere’s net income projection includes the impact of two previously announced items. These are the sale of the company’s health-care business, which is expected to add approximately $225 million after-tax to second-quarter and full-year earnings, and the closure of a forestry-equipment plant in Canada, expected to result in an after-tax charge of about $40 million over the course of the year.

Company Summary

“Deere’s recent performance shows we are continuing our progress toward building and growing a more resilient company,” Lane said. “We are providing further value to shareholders in the form of higher dividends and stock repurchases. As a result of these steps, we believe the company is positioned to continue delivering strong financial results and solid investor value for the long term.”

* * *

Equipment Division Performance

•                  Agricultural.  Division sales in the first quarter declined 6 percent as a result of lower shipments and currency translation, partially offset by improved price realization. Operating profit was $106 million for the quarter, compared with $163 million last year. Quarterly profit was down primarily due to lower shipments and inefficiencies related to lower worldwide production volumes, partially offset by improved price realization and lower retirement benefit costs.

•                  Commercial & Consumer. Sales rose 20 percent for the quarter primarily due to higher sales in the landscapes business. Shipments excluding landscapes were up 9 percent. The division had operating profit of $19 million for the quarter versus an operating loss of $2 million for the quarter last year. The improvement was primarily due to an increase in the profitability of the landscapes business.

•                  Construction & Forestry.  Division sales rose 18 percent for the quarter reflecting strong activity at the retail level. Operating profit was $136 million, compared with $101 million last year. Higher operating profit was primarily due to increased shipments and efficiencies related to stronger production volumes, partially offset by expenses to close a facility in Canada. Improved price realization offset the impact of higher raw material costs for the quarter.

Market Conditions & Outlook

•                  Agricultural. Global farm fundamentals remain generally positive due in large part to favorable levels of carryover stocks of wheat and corn. Although worldwide farm-commodity production has been strong in recent years, demand has been increasing at a rapid rate as a result of dietary upgrading and the growing popularity of renewable fuels, such as ethanol in the U.S.

In the U.S. and Canada, the farm sector remains in sound overall condition. However, industry sales of agricultural equipment are now expected to be down about 5 percent for 2006 due to concerns over farm input costs, especially for fuel and fertilizer, and a slight decrease in cash receipts. The outlook for cash receipts, while lower than last year, has improved modestly from the previous forecast. At the same time, farmers are expected to benefit from debt levels that remain well under control and from rising land values.

In other parts of the world, industry retail sales in Western Europe are forecast to be down about 5 percent for the year. Concerns over farm income and government policies as well as drought conditions are expected to put pressure on sales in the region. In South America, industry sales are now forecast to be down about 20 percent. Factors having a negative impact on the market include a further strengthening in the Brazilian currency and drought concerns in Argentina.

Based on these factors and market conditions, worldwide sales of John Deere agricultural equipment are forecast to be flat to down 2 percent for the year. Although company sales are expected to benefit from newly introduced products, results will be affected by ongoing efforts to reduce company-owned and field inventories.

•                  Commercial & Consumer. Sales of John Deere commercial and consumer equipment are forecast to be up 10 to 12 percent for the year with support from newly introduced products, an assumed return to more normal weather patterns and higher sales from the company’s landscapes business. Division sales are also expected to benefit from an expanded presence of John Deere products in the mass channel.

•                  Construction & Forestry. Markets for construction equipment are forecast to experience further growth in 2006 as a result of a positive level of construction spending, especially in the nonresidential sector. Sales are expected to benefit particularly from contractors updating and expanding their fleets. Worldwide forestry-equipment markets are projected to remain near last year’s level in the U.S. and Canada and be lower in Europe. In this environment, Deere’s worldwide sales of construction and forestry equipment are forecast to rise by 8 to 10 percent for fiscal 2006.

•                  Credit. Full-year net income for Deere’s credit operations is forecast to be about $330 million. The improvement is expected to be driven by growth in the credit portfolio.

John Deere Capital Corporation

The following is disclosed on behalf of the company’s credit subsidiary, John Deere Capital Corporation (JDCC), in connection with the disclosure requirements applicable to its periodic issuance of debt securities in the public market.

JDCC’s net income was $70.1 million for the quarter, compared with net income of $68.2 million last year. Results for the first quarter were higher due to growth in the portfolio, partially offset by lower financing spreads and a higher provision for credit losses.

Net receivables and leases financed by JDCC were $15.781 billion at January 31, 2006, compared with $13.390 billion one year ago. Net receivables and leases administered, which include receivables previously sold, totaled $17.233 billion at January 31, 2006, compared with $15.942 billion one year ago.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  Statements under “Company Earnings Outlook,” “Company Summary,” “Market Conditions & Outlook,” and other statements herein that relate to future operating periods are subject to important risks and uncertainties that could cause actual results to differ materially.  Some of these risks and uncertainties could affect particular lines of business, while others could affect all of the Company’s businesses.

Forward-looking statements involve certain factors that are subject to change, including for the Company’s agricultural equipment segment the many interrelated factors that affect farmers’ confidence, including worldwide demand for agricultural products, world grain stocks, weather and soil conditions, harvest yields, prices realized for commodities and livestock, crop production expenses (most notably fuel and fertilizer costs), availability of transport for crops, the growth of non-food uses for some crops, real estate values, available acreage for farming, the land ownership policies of various governments, changes in government farm programs, international reaction to such programs, animal diseases (including bovine spongiform encephalopathy, commonly known as “mad cow” disease and avian flu), crop pests and diseases (including Asian rust), and the level of farm product exports (including concerns about genetically modified organisms).

Factors affecting the outlook for the Company’s commercial and consumer equipment segment include weather conditions, general economic conditions in these markets, consumer confidence, consumer borrowing patterns, consumer purchasing preferences, housing starts, and spending by municipalities and golf courses.

The number of housing starts, interest rates and consumer spending patterns are especially important to sales of the Company’s construction equipment.  The levels of public and non-residential construction also impact the results of the Company’s construction and forestry segment.  Prices for pulp, lumber and structural panels are important to sales of forestry equipment.

All of the Company’s businesses and its reported results are affected by general economic conditions in and the political stability of the global markets in which the Company operates; production, design and technological difficulties, including capacity and supply constraints and prices, including for supply commodities such as steel and rubber; the success of new product introduction initiatives and customer acceptance of new products; oil and energy prices and supplies; inflation and deflation rates, interest rate levels and foreign currency exchange rates; the availability and cost of freight; trade, monetary and fiscal policies of various countries; wars and other international conflicts and the threat thereof; actions by the U.S. Federal Reserve Board and other central banks; actions by the U.S. Securities and Exchange Commission; actions by environmental regulatory agencies, including those related to engine emissions and the risk of global warming; actions by other regulatory bodies; actions by rating agencies; capital market disruptions; customer borrowing and repayment practices, and the number of customer loan delinquencies and defaults; actions of competitors in the various industries in which the Company competes, particularly price discounting; dealer practices especially as to levels of new and used field inventories; labor relations; changes to accounting standards; the effects of terrorism and the response thereto; and legislation affecting the sectors in which the Company operates.  Company results are also affected by changes in the level of employee retirement benefits, changes in market values of investment assets and the level of interest rates, which impact retirement benefit costs, and significant changes in health care costs.  Other factors that could affect results are changes in Company declared dividends, acquisitions and divestitures of businesses, common stock issuances and repurchases, and the issuance and retirement of Company debt.

The Company’s outlook is based upon assumptions relating to the factors described above, which are sometimes based upon estimates and data prepared by government agencies.  Such estimates and data are often revised.  The Company, however, undertakes no obligation to update or revise its outlook, whether as a result of new developments or otherwise.  Further information concerning the Company and its businesses, including factors that potentially could materially affect the Company’s financial results, is included in the Company’s most recent annual report on Form 10-K and other filings with the U.S. Securities and Exchange Commission.

First Quarter 2006 Press Release

(millions of dollars)

	Three Months Ended January 31
	2006	2005	% Change
Net sales and revenues:
Agricultural equipment net sales	$1,894	$2,010	-6
Commercial and consumer equipment net sales	628	523	+20
Construction and forestry net sales	1,169	993	+18
Total net sales *	3,691	3,526	+5
Credit revenues	408	331	+23
Other revenues	103	78	+32

Total net sales and revenues *	$4,202	$3,935	+7

Operating profit (loss): **
Agricultural equipment	$106	$163	-35
Commercial and consumer equipment	19	(2)
Construction and forestry	136	101	+35
Credit	129	126	+2
Total operating profit *	390	388	+1
Interest, corporate expenses and income taxes	(166)	(173)	-4
Income from continuing operations	224	215	+4
Income from discontinued operations	12	8	+50
Net income	$236	$223	+6

*      Includes equipment operations outside the U.S. and Canada as follows:

Net sales	$1,071	$1,124	-5
Operating profit	$72	$111	-35

The company views its operations as consisting of two geographic areas, the “U.S. and Canada”, and “outside the U.S. and Canada”.

Total operating profit in the first three months of 2005 as presented above decreased $10 million from the amount reported in 2005 due to a reclassification of the health care operations included in “Other” last year to discontinued operations this year.

**   Operating profit is income from continuing operations before external interest expense, certain foreign exchange gains or losses, income taxes and corporate expenses. However, operating profit of the credit segment includes the effect of interest expense and foreign exchange gains or losses.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED INCOME
For the Three Months Ended January 31, 2006 and 2005
(In millions of dollars and shares except per share amounts) Unaudited

	2006	2005
Net Sales and Revenues
Net sales	$3,691.4	$3,526.5
Finance and interest income	403.5	325.6
Other income	107.2	82.4
Total	4,202.1	3,934.5

Costs and Expenses
Cost of sales	2,896.3	2,769.8
Research and development expenses	161.0	149.3
Selling, administrative and general expenses	467.6	429.7
Interest expense	229.9	167.1
Other operating expenses	107.2	85.3
Total	3,862.0	3,601.2

Income of Consolidated Group Before Income Taxes	340.1	333.3
Provision for income taxes	116.1	115.4
Income of Consolidated Group	224.0	217.9

Equity in Income (Loss) of Unconsolidated Affiliates
Credit	.1	.2
Other	(.2)	(3.1)
Total	(.1)	(2.9)

Income from Continuing Operations	223.9	215.0
Income from Discontinued Operations	12.0	7.8
Net Income	$235.9	$222.8

Per Share Data
Basic:
Continuing operations	$.95	$.87
Discontinued operations	.05	.03
Net income	$1.00	$.90

Diluted:
Continuing operations	$.94	$.86
Discontinued operations	.05	.03
Net income	$.99	$.89

Average Shares Outstanding:
Basic	235.9	247.1
Diluted	238.5	251.0

See Notes to Interim Financial Statements.

DEERE & COMPANY
CONDENSED CONSOLIDATED BALANCE SHEET
(In millions of dollars) Unaudited

	January 31 2006	October 31 2005	January 31 2005
Assets
Cash and cash equivalents	$1,477.2	$2,258.2	$2,865.5
Marketable securities	1,967.7	2,169.1
Receivables from unconsolidated affiliates	14.2	18.4	20.1
Trade accounts and notes receivable - net	3,179.1	3,117.8	3,131.7
Financing receivables - net	12,527.5	12,869.4	11,352.3
Restricted financing receivables – net	1,561.6	1,457.9
Other receivables	371.1	523.0	317.4
Equipment on operating leases - net	1,311.8	1,335.6	1,232.3
Inventories	2,731.7	2,134.9	2,802.0
Property and equipment - net	2,393.3	2,343.3	2,136.9
Investments in unconsolidated affiliates	106.2	106.7	103.7
Goodwill	1,102.5	1,088.5	984.5
Other intangible assets - net	21.0	18.3	21.4
Prepaid pension costs	2,653.1	2,662.7	2,491.1
Other assets	541.9	419.8	467.8
Deferred income taxes	646.3	628.1	551.2
Deferred charges	137.8	133.8	122.7
Assets of discontinued operations	313.3	351.3	347.5
Total Assets	$33,057.3	$33,636.8	$28,948.1

Liabilities and Stockholders’ Equity
Short-term borrowings	$6,530.2	$6,883.8	$3,971.8
Payables to unconsolidated affiliates	131.0	140.8	124.4
Accounts payable and accrued expenses	3,778.8	4,353.4	3,577.6
Accrued taxes	217.8	214.3	186.6
Deferred income taxes	64.2	62.7	62.6
Long-term borrowings	12,201.4	11,738.8	10,954.7
Retirement benefit accruals and other liabilities	3,065.9	3,232.3	3,401.9
Liabilities of discontinued operations	188.9	159.2	170.4
Total liabilities	26,178.2	26,785.3	22,450.0
Stockholders’ equity	6,879.1	6,851.5	6,498.1
Total Liabilities and Stockholders’ Equity	$33,057.3	$33,636.8	$28,948.1

See Notes to Interim Financial Statements.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED CASH FLOWS
For the Three Months Ended January 31, 2006 and 2005
(In millions of dollars) Unaudited

	2006	2005
Cash Flows from Operating Activities
Net income	$235.9	$222.8
Adjustments to reconcile net income to net cash used for operating activities:
Provision for doubtful receivables	4.5	(2.7)
Provision for depreciation and amortization	161.2	160.3
Undistributed earnings of unconsolidated affiliates	1.0	3.4
Credit for deferred income taxes	(20.3)	(24.3)
Changes in assets and liabilities:
Trade, notes and financing receivables related to sales of equipment	(177.9)	192.0
Inventories	(629.2)	(810.1)
Accounts payable and accrued expenses	(519.3)	(390.2)
Retirement benefit accruals/prepaid pension costs	(164.9)	77.7
Other	146.1	165.4
Net cash used for operating activities	(962.9)	(405.7)

Cash Flows from Investing Activities
Collections of financing receivables	2,657.3	2,098.1
Proceeds from sales of financing receivables	12.2	33.9
Proceeds from maturities and sales of marketable securities	686.8	19.1
Proceeds from sales of equipment on operating leases	83.3	91.5
Cost of receivables acquired	(2,257.2)	(2,204.1)
Purchases of marketable securities	(446.3)	(37.2)
Purchases of property and equipment	(173.7)	(81.2)
Cost of operating leases acquired	(69.7)	(58.9)
Acquisitions of businesses, net of cash acquired	(14.6)	(6.1)
Other	(62.0)	19.0
Net cash provided by (used for) investing activities	416.1	(125.9)

Cash Flows from Financing Activities
Increase in short-term borrowings	3.1	12.4
Proceeds from long-term borrowings	525.7	379.5
Principal payments on long-term borrowings	(489.3)	(27.8)
Proceeds from issuance of common stock	47.3	71.0
Repurchases of common stock	(241.8)	(162.3)
Dividends paid	(73.7)	(69.3)
Other	(.2)	(.1)
Net cash provided by (used for) financing activities	(228.9)	203.4

Effect of Exchange Rate Changes on Cash	(5.3)	12.6

Net Decrease in Cash and Cash Equivalents	(781.0)	(315.6)
Cash and Cash Equivalents at Beginning of Period	2,258.2	3,181.1
Cash and Cash Equivalents at End of Period	$1,477.2	$2,865.5

See Notes to Financial Statements.

Notes to Interim Financial Statements (Unaudited)

(1)                                Dividends declared and paid on a per share basis were as follows:

	Three Months Ended January 31
	2006	2005

Dividends declared	$.39	$.28
Dividends paid	$.31	$.28

(2)                                 The calculations of basic net income per share amounts are based on the average number of shares outstanding.  The calculations of diluted net income per share amounts recognize the dilutive effect of the assumed exercise of stock options.

(3)                                 Comprehensive income, which includes all changes in the Company’s equity during the period except transactions with stockholders, was as follows in millions of dollars:

	Three Months Ended January 31
	2006	2005

Net income	$235.9	$222.8

Other comprehensive income (loss), net of tax:

Change in cumulative translation adjustment	28.8	34.4

Unrealized gain (loss) on investments	2.1	(.7)

Unrealized gain on derivatives	.4	6.2

Comprehensive income	$267.2	$262.7

(4)                               The consolidated financial statements represent the consolidation of all Deere & Company’s subsidiaries except for the health care operations, which are reported on a discontinued basis.  In the supplemental consolidating data in Note 5 to the financial statements, “Equipment Operations” include the Company’s agricultural equipment, commercial and consumer equipment and construction and forestry operations, with Financial Services reflected on the equity basis except for the health care operations, which are reported on a discontinued basis.  The supplemental “Financial Services” data in Note 5 include primarily Deere & Company’s credit operations with the health care operations reported on a discontinued basis.  In December 2005, the Company announced an agreement to sell its health care operations.

(5) SUPPLEMENTAL CONSOLIDATING DATA
STATEMENT OF INCOME
For the Three Months Ended January 31, 2006 and 2005

(In millions of dollars) Unaudited

	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2006	2005	2006	2005
Net Sales and Revenues
Net sales	$3,691.4	$3,526.5
Finance and interest income	22.0	29.0	$441.2	$357.2
Other income	90.1	72.2	32.7	22.2
Total	3,803.5	3,627.7	473.9	379.4

Costs and Expenses
Cost of sales	2,896.3	2,769.8
Research and development expenses	161.0	149.3
Selling, administrative and general expenses	396.8	367.2	71.8	63.5
Interest expense	53.6	56.8	187.1	124.7
Interest compensation to Financial Services	48.9	46.2
Other operating expenses	36.3	28.5	85.5	67.8
Total	3,592.9	3,417.8	344.4	256.0

Income of Consolidated Group Before Income Taxes	210.6	209.9	129.5	123.4
Provision for income taxes	71.2	72.0	45.0	43.3
Income of Consolidated Group	139.4	137.9	84.5	80.1

Equity in Income (Loss) of Unconsolidated Subsidiaries and Affiliates
Credit	84.3	81.6	.1	.2
Other	.2	(4.5)
Total	84.5	77.1	.1	.2

Income from Continuing Operations	223.9	215.0	84.6	80.3
Income from Discontinued Operations	12.0	7.8	12.0	7.8
Net Income	$235.9	$222.8	$96.6	$88.1

*                 Deere & Company with Financial Services on the equity basis except for the health care operations reported on a discontinued basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (continued)

CONDENSED BALANCE SHEET

(In millions of dollars) Unaudited

	EQUIPMENT OPERATIONS *			FINANCIAL SERVICES
	January 31 2006	October 31 2005	January 31 2005	January 31 2006	October 31 2005	January 31 2005
Assets
Cash and cash equivalents	$1,202.8	$1,943.9	$2,541.4	$274.3	$314.2	$324.1
Cash equivalents deposited with unconsolidated subsidiaries		179.7	90.2
Cash and cash equivalents	1,202.8	2,123.6	2,631.6	274.3	314.2	324.1
Marketable securities	1,914.8	2,158.7		52.8	10.4
Receivables from unconsolidated subsidiaries and affiliates	146.7	324.4	1,316.1	4.0	.3	3.3
Trade accounts and notes receivable – net	824.3	873.7	704.2	2,780.6	2,621.6	2,797.1
Financing receivables - net	2.2	5.6	41.3	12,525.2	12,863.8	11,311.0
Restricted financing receivables - net				1,561.6	1,457.9
Other receivables	245.2	401.2	223.6	125.9	121.8	93.8
Equipment on operating leases - net			5.6	1,311.8	1,335.6	1,226.7
Inventories	2,731.7	2,134.9	2,802.0
Property and equipment - net	2,277.8	2,277.3	2,111.4	115.5	66.1	25.5
Investments in unconsolidated subsidiaries and affiliates	2,479.4	2,286.3	2,083.8	4.4	4.3	4.2
Goodwill	1,102.5	1,088.5	984.5
Other intangible assets - net	21.0	18.3	21.3
Prepaid pension costs	2,630.4	2,638.5	2,473.8	22.8	24.2	17.3
Other assets	197.6	173.5	222.7	344.3	246.2	245.1
Deferred income taxes	742.0	729.7	676.5	15.9	11.1
Deferred charges	107.9	102.2	100.4	31.4	32.5	23.4
Assets of discontinued operations	124.4	192.1	177.1	313.3	351.3	347.5
Total Assets	$16,750.7	$17,528.5	$16,575.9	$19,483.8	$19,461.3	$16,419.0

Liabilities and Stockholders’ Equity
Short-term borrowings	$595.7	$677.4	$311.7	$5,934.5	$6,206.4	$3,660.1
Payables to unconsolidated subsidiaries and affiliates	134.9	141.1	127.7	132.6	485.7	1,386.3
Accounts payable and accrued expenses	3,502.2	4,044.7	3,385.7	703.8	687.1	562.6
Accrued taxes	176.0	188.2	153.7	41.8	26.1	32.9
Deferred income taxes	12.6	11.8	11.5	163.1	163.6	176.5
Long-term borrowings	2,421.0	2,423.4	2,722.4	9,780.4	9,315.4	8,232.3
Retirement benefit accruals and other liabilities	3,029.2	3,190.4	3,365.1	36.7	41.9	36.7
Liabilities of discontinued operations				188.9	159.2	170.4
Total liabilities	9,871.6	10,677.0	10,077.8	16,981.8	17,085.4	14,257.8
Stockholders’ equity	6,879.1	6,851.5	6,498.1	2,502.0	2,375.9	2,161.2
Total Liabilities and Stockholders’ Equity	$16,750.7	$17,528.5	$16,575.9	$19,483.8	$19,461.3	$16,419.0

* Deere & Company with Financial Services on the equity basis except for the health care operations reported on a discontinued basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (continued)

STATEMENT OF CASH FLOWS

For the Three Months Ended January 31, 2006 and 2005

(In millions of dollars) Unaudited

	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2006	2005	2006	2005
Cash Flows from Operating Activities
Net income	$235.9	$222.8	$96.6	$88.1
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Provision for doubtful receivables	1.7	3.0	2.8	(5.6)
Provision for depreciation and amortization	96.5	98.8	76.7	72.5
Undistributed earnings of unconsolidated subsidiaries and affiliates	(96.5)	4.8	(.1)	(.2)
Provision (credit) for deferred income taxes	(13.2)	(43.8)	(7.1)	19.5
Changes in assets and liabilities:
Receivables	58.2	105.5	(5.2)	19.6
Inventories	(592.2)	(777.3)
Accounts payable and accrued expenses	(527.6)	(320.8)	57.3	(39.7)
Retirement benefit accruals/prepaid pension costs	(156.1)	75.0	(8.8)	2.7
Other	172.3	179.1	(24.8)	(13.8)
Net cash provided by (used for) operating activities	(821.0)	(452.9)	187.4	143.1

Cash Flows from Investing Activities
Collections of receivables		14.9	6,617.8	5,731.3
Proceeds from sales of financing receivables			17.8	57.8
Proceeds from maturities and sales of marketable securities	618.7		68.1	19.1
Proceeds from sales of equipment on operating leases		2.7	83.3	88.8
Cost of receivables acquired		(.1)	(6,502.5)	(5,838.3)
Purchases of marketable securities	(383.8)		(62.5)	(37.2)
Purchases of property and equipment	(124.1)	(80.6)	(49.6)	(.6)
Cost of operating leases acquired			(119.7)	(103.1)
Acquisitions of businesses, net of cash acquired	(14.6)	(6.1)
Other	(10.6)	12.0	(70.9)	4.2
Net cash provided by (used for) investing activities	85.6	(57.2)	(18.2)	(78.0)

Cash Flows from Financing Activities
Increase (decrease) in short-term borrowings	(92.0)	(2.0)	95.1	14.4
Change in intercompany receivables/payables	181.0	153.9	(360.6)	(288.2)
Proceeds from long-term borrowings		1.1	525.7	378.5
Principal payments on long-term borrowings	(3.0)	(2.2)	(486.4)	(25.6)
Proceeds from issuance of common stock	47.3	71.0
Repurchases of common stock	(241.8)	(162.3)
Dividends paid	(73.7)	(69.3)		(89.2)
Other	(.2)	(.2)	19.4	2.7
Net cash used for financing activities	(182.4)	(10.0)	(206.8)	(7.4)

Effect of Exchange Rate Changes on Cash	(3.0)	12.2	(2.3)	.4

Net Increase (Decrease) in Cash and Cash Equivalents	(920.8)	(507.9)	(39.9)	58.1
Cash and Cash Equivalents at Beginning of Period	2,123.6	3,139.5	314.2	266.0
Cash and Cash Equivalents at End of Period	$1,202.8	$2,631.6	$274.3	$324.1

* Deere & Company with Financial Services on the equity basis except for the health care operations reported on a discontinued basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.